Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED JUNE 30, 2016

– Production guidance revised upward by thirteen percent –

– Permian Basin production now represents more than half of Company total –

– Expanded 2016 drilling program to include five more horizontal wells –

– Record low quarterly LOE –

Denver, Colorado – August 8, 2016 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter and six months ended June 30, 2016.

Nicholas J. Sutton, Resolute’s Chief Executive Officer, said: “The second quarter of 2016 was particularly strong for Resolute.  Sequential average daily production for the quarter increased 32 percent to 11,865 barrels of oil equivalent (“Boe”) per day, and we reduced our lease operating expense (“LOE”) to $14.46 per Boe, an eight percent reduction compared to the prior year period and a thirteen percent reduction sequentially.  As noted in our release on July 8, 2016, our exit rate production for June was 15,400 Boe per day, an all time record for Resolute.

“In addition to these strong operational results, on August 1 we closed the sale of our Reeves County midstream assets.  This transaction provided approximately $36 million of net proceeds to Resolute, with $2 million paid into a short-term escrow account.  Proceeds of the transaction were used to repay all debt outstanding under our revolving credit facility and for general corporate purposes.  At June 30, pro forma for the closing of the midstream transaction and the application of the net proceeds, we had approximately $100 million of availability under the revolving credit facility.

“Our Delaware Basin development program has been very successful.  As of today, we have completed seven out of our originally planned nine wells, with five of these wells having established initial production rates significantly above our expectations.  The remaining two wells are flowing back.  Production from our South Elephant 02 1004H, which at the time of our last release was still increasing, has established a 24-hour peak production rate of 3,322 Boe per day.  The North Mitre 02 2101H well, which had established a peak 24-hour rate of 3,330 Boe per day at the time of our last release, has now established a 30-day peak production rate of 3,051 Boe per day.

“Based on an internal evaluation of our first five Wolfcamp A wells, we estimate that these five wells will have added approximately 14.5 MMBoe of reserves net to Resolute, including offset undeveloped locations.  This full cycle evaluation used actual revenue through the end of the second quarter, and the June 30 NYMEX strip pricing thereafter, and captures drilling, completion and facilities costs. Using this methodology, we project the PV10 of these additional reserves to be approximately $122 million, and that these wells will generate rates of return approaching 100 percent.  We continue to see strong results from the remaining wells in our original nine well program.  All of these wells should be completed and producing prior to the end of September.

“Equally impressive is the stability of the production profiles of these wells.  Our first two wells, the Jolly 1201BH and the Flying Dog 1401BH, 7,500 Wolfcamp A laterals in the Mustang area, have established peak 90-day production rates of 1,501 and 1,443 Boe per day, 97 percent and 98 percent, respectively, of their peak 30-day rates.  Cumulative production through July 31 from these two wells is 255 thousand and 175 thousand Boe, in their first 195 and 138 days of production, respectively.  The North Goat 05 2201H was our first 10,000 foot Wolfcamp A lateral, drilled in the Appaloosa area.  That well established a peak 90-day rate of 1,992 Boe per day, 94 percent of its peak 30-day rate, and through July 31 had produced 217 thousand Boe in its first 118 days of production.

“In light of these favorable results, our Board of Directors has approved a continuation of our 2016 drilling program.  We now plan to drill an incremental five gross (3.3 net) wells this year.  Given our cost performance to date, we expect our total 2016 capital spending will remain within our original guidance range of $115 million to $135 million despite adding the five wells to our 2016 program, and we anticipate that amounts outstanding under our revolving credit facility at year-end will be less than $20 million.  Because these wells will be drilled relatively late in the year, we do not expect them to contribute materially to aggregate 2016 production.  However, they will add to our 2016 exit rate and will provide significant momentum to 2017 production.

“Looking forward to 2017, we currently expect to continue the drilling program in Reeves County with the same rig.  We estimate that with a one-rig program we will spud approximately 11 gross (8.4 net) wells during the year. With stronger commodity prices, we would anticipate adding a second rig to our development program in early 2017.  A two-rig program would allow us to spud approximately 21 gross (16.8 net) wells during 2017.   Assuming price levels that are consistent with recent experience we would expect that the majority of the program will be funded from internally generated cash flow. Either program would result in substantially all of our Delaware Basin acreage being held by production.  While we anticipate that capital expenditures in 2017 will exceed cash flow, we expect to have sufficient availability under our revolving credit facility to fund the balance.

“Finally, the success of our drilling program in Reeves County and our Company-wide cost control efforts have led us to re-evaluate the guidance that we provided in February with respect to production and lease operating expense.  We now expect that full year 2016 production will be between 11,600 and 13,400 Boe per day, compared to our initial guidance of 10,200 to 11,900 Boe per day.  At the mid-point, production would be up 32 percent from aggregate 2015 production, pro forma for the asset divestitures in Texas and Wyoming. We expect that total lease operating expenses for 2016 will be between $60 and $70 million, compared to our initial guidance of $67 to $77 million.  At the mid-point, LOE would be approximately ten percent lower than our prior guidance and eighteen percent below our 2015 expenditures.  All other elements of our guidance, including capital expenditures, remain unchanged.”

Operations Update

Permian Basin

Production in the Permian Basin for the second quarter was 5,614 Boe per day (58 percent oil), a 90 percent increase over first quarter 2016 and a 53 percent increase over second quarter 2015, pro forma for the divestitures of our Howard and Martin counties and Gardendale assets that were completed in 2015.  Permian Basin June 30 exit rate production had increased to 8,600 Boe per day from approximately 4,500 Boe per day on March 31.  Lease operating expense declined 26 percent during the quarter, to $7.24 per Boe from $9.79 per Boe in the first quarter.

Since our July 8 release we have completed the North Elephant 02 1001H, a 10,000 foot Wolfcamp A lateral in Appaloosa, and the Thunder Canyon 0204H, a 7,500 foot Wolfcamp A lateral in Mustang.  This brings to seven the total number of wells that we have drilled and completed as part of our 2016 drilling program.  The South Goat 02 2204H, a 10,000 foot Wolfcamp A lateral in Appaloosa reached total depth on July 25 and is currently being completed.  The rig is currently drilling the South Mitre 2102H, a 10,000 foot Wolfcamp A lateral in Appaloosa.  The rig will then move to our Mustang project area.

The table below details the lateral lengths, completion details, and the currently established peak day and peak 30-day rates on a gross three-stream basis.

Wolfcamp A horizontal well results
Well information	Drilling and completion data			Production data
Name	Lateral length (feet)	Frac stages	Proppant (million lbs)	Peak day rate (Boe)	Peak 30 day rate (Boe)	% oil
Jolly 1201BH	7,519	24	10.9	1,820	1,552	47%
Flying Dog 1401BH	7,602	27	13.0	1,573	1,475	43%
North Goat 02 2201H	9,001	30	13.8	2,304	2,116	60%
North Mitre 02 2101H	9,495	36	14.9	3,330	3,051	55%
South Elephant 02 1004H	9,049	36	14.7	3,322
North Elephant 02 1001H [1]	9,470	37	15.3
Thunder Canyon 0204H [1]	7,324	29	12.1
South Goat 2204H [2]	9,519	40	17.0
South Mitre 2102H [3]

               1. Flowing back

               2. Completing; planned frac stages and proppant

               3. Drilling

Upon completion of drilling activities on the original nine well program in late August, we plan to continue drilling in Reeves County, spudding an incremental five gross (3.3 net) wells.  As part of this supplemental program we intend to implement denser spacing within the Wolfcamp A by drilling two 7,500 foot laterals in East Mustang on 80 acre spacing.  We also plan to drill a Wolfcamp A and B pair of 7,500 foot laterals in East Mustang on 80 acre offset stack spacing.  Each of these well pairs will be drilled sequentially and completed simultaneously.  These projects will serve to delineate our inventory of Wolfcamp A and B horizontal locations.  Because we plan to drill four of the incremental wells as pairs, completion of these wells will be delayed somewhat more than has been typical for our previous single well development.  This will have the effect of limiting the production contribution from these wells in 2016.

Aneth Field

Despite limited Aneth Field capital spending in the quarter, the business unit has continued to deliver strong results.  Production for the quarter increased to 6,251 Boe per day, or three percent sequentially.  Lease operating expense has held flat at approximately $21.00 per Boe on both a sequential and year-over-year basis.

Capital spending for the quarter was $3.6 million.  CO2 purchases accounted for $1.7 million of the total spending and the majority of the remainder was spent to continue upgrades on the field-wide electrical system.

Since the second quarter of 2014, we have reduced operating expenses in Aneth Field by 27 percent.  Notwithstanding these reductions, production has remained essentially flat at a rate of more than 6,200 Boe per day.  With capital spending discipline and reduced lease operating expense, the field level break-even NYMEX oil price at Aneth Field is less than $38.00 per barrel. These reductions have allowed Aneth Field to generate positive cash flow over the period, notwithstanding the downturn of commodity prices.  Although our Delaware Basin drilling program is attracting most of our development capital in this lower price environment, Aneth Field still holds enormous development potential with more than one billion barrels of remaining oil in place.  We continue to refine and expand our large portfolio of development projects in this giant oil field.

Second Quarter Comparative Results

Resolute recorded a net loss of $36.9 million, or $2.44 per share, on revenue, exclusive of commodity derivative settlements, of $35.4 million during the three months ended June 30, 2016.  This compares to a net loss of $259.1 million, or $17.30 per share, on revenue, exclusive of commodity derivative settlements, of $48.4 million during the three months ended June 30, 2015.  The 2015 loss included a non-cash impairment charge of $210 million.

For the six months ended June 30, 2016, Resolute recorded a net loss of $122.2 million or $8.10 per share, on revenue, exclusive of commodity derivative settlements, of $54.4 million.  The 2016 loss included a non-cash impairment charge of $58 million. This compares to net loss of $467.3 million, or $31.30 per share, on revenue, exclusive of commodity derivative settlements, of $89.5 million during the six months ended June 30, 2015.  The 2015 loss included a non-cash impairment charge of $430 million.

Second Quarter and Six Months 2016 Results Compared to

Second Quarter and Six Months 2015 Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	($ thousands, except per-Boe amounts)		($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	569	573	1,120	1,149
Permian	511	507	780	991
Wyoming	—	151	—	306
Total production	1,080	1,231	1,900	2,446

Daily rate (Boe)	11,865	13,528	10,441	13,514

Revenue per Boe (excluding commodity derivative settlements)	$32.78	$39.31	$28.62	$36.60
Revenue per Boe (including commodity derivative settlements)	$51.81	$53.93	$54.04	$53.85

Revenue	$35,390	$48,396	$54,392	$89,529
Commodity derivative settlements	20,544	17,988	48,292	42,178
Revenue, including derivative settlements	55,934	66,384	102,684	131,707

Operating expenses:
Lease operating expense	$15,689	$19,416	$29,506	$39,772
Production and ad valorem taxes	4,248	6,396	7,390	12,286
Depletion, depreciation, amortization and asset retirement obligation accretion	10,865	26,602	21,226	58,514
Impairment of proved oil and gas properties	—	210,000	58,000	430,000
General and administrative expense	7,530	7,530	16,498	14,841
Cash-settled incentive awards	1,435	347	2,233	347

Net loss	$(36,906)	$(259,107)	$(122,218)	$(467,329)

Adjusted EBITDA	$28,447	$35,532	$50,802	$70,338

Adjusted EBITDA (a non-GAAP measure): During the second quarter of 2016, Resolute generated $28.4 million of Adjusted EBITDA, or $26.35 per Boe, a twenty percent decrease from the prior year period during which Resolute generated $35.5 million of Adjusted EBITDA, or $28.86 per Boe.  The decrease in Adjusted EBITDA resulted primarily from decreases in operating income associated with property sales and increases in general and administrative expenses and cash-settled incentive awards.

During the first six months of 2016, Resolute generated $50.8 million of Adjusted EBITDA, or $26.74 per Boe, a 28 percent decrease from the prior year period during which Resolute generated $70.3 million of Adjusted EBITDA, or $28.76 per Boe.  The decrease in Adjusted EBITDA resulted primarily from the reasons noted above.

Production:  Production for the quarter ended June 30, 2016, decreased twelve percent to 1,080 MBoe, or 11,865 Boe per day, as compared to 1,231 MBoe, or 13,528 Boe per day, during the second quarter of 2015.  During the first half of 2016, production decreased 22 percent to 1,900 MBoe, or 10,441 Boe per day, from the 2,446 MBoe, or 13,514 Boe per day, during the first half of 2015.  Pro forma for the property sales completed in 2015, production increased by nineteen percent for the quarter and eight percent for the first half of 2016.  The increases from the comparable prior year periods were attributable to positive results from the 2016 drilling program in the Permian Basin.

Second quarter 2016 production from the Company’s Aneth Field properties remained relatively unchanged at 6,251 Boe per day as compared to the 6,307 Boe per day produced in the second quarter of 2015, and increased three percent from the 6,056 Boe per day produced during the first quarter of 2016.  During the first half of 2016, production decreased three percent to 6,154 Boe per day from the 6,350 Boe per day during the first half of 2015.

Production from the Company’s Permian Basin properties increased one percent to 5,614 Boe per day, as compared to the 5,566 Boe per day produced in the second quarter of 2015, and increased ninety percent from the 2,961 Boe per day produced during the first quarter of 2016.  During the first half of 2016, production decreased 22 percent to 4,287 Boe per day from the 5,474 Boe per day during the first half of 2015. Pro forma for property sales completed in 2015, production increased 53 percent for the quarter and 27 percent for the first half of 2016.  The increases from the comparable prior year periods were attributable to the Company’s drilling and completion activity in the area.

Revenue:  During the second quarter of 2016, Resolute realized a sixteen percent decrease in adjusted revenue (revenue including commodity derivative settlements) as compared to the prior year quarter due to decreased commodity pricing as well as decreased production due to the 2015 property sales offset by derivative settlement gains.  Total adjusted revenue for the quarter was $55.9 million, including the effect of commodity derivative settlement gains of $20.5 million.  During the second quarter of 2015 Resolute had total adjusted revenue of $66.4 million, including the effect of commodity derivative settlement gains of $18.0 million.

During the first half of 2016, Resolute realized a 22 percent decrease in adjusted revenue as compared to the first half of 2015, due to decreased commodity pricing as well as decreased production due to the 2015 property sales partially offset by derivative settlement gains.  Total adjusted revenue for the six months ended June 30, 2016, was $102.7 million, including the effect of commodity derivative settlement gains of $48.3 million.  For the six months ended June 30, 2015, Resolute had total adjusted revenue of $131.7 million, including the effect of commodity derivative settlement gains of $42.2 million.

Operating Expenses:  For the second quarter of 2016, total LOE decreased $3.7 million, or nineteen percent, to $15.7 million, or $14.53 per Boe, as compared to second quarter 2015 LOE of $19.4 million, or $15.77 per Boe.  Excluding share-based compensation, total LOE per Boe decreased eight percent to $14.46 per Boe, as compared to second quarter 2015 LOE per Boe of $15.64 per Boe.  The majority of the total $3.7 million decrease was attributable to the decrease in operating costs due to property sales.  Total production taxes decreased by $2.2 million, or 34 percent, to $4.2 million (twelve percent of revenue) from $6.4 million in 2015 (thirteen percent of revenue).  Production taxes also decreased on a Boe basis to $3.93 per Boe in 2016 from $5.20 per Boe in 2015 due to decreased oil, gas and NGL prices.

For the first six months of 2016, total LOE decreased 26 percent to $29.5 million, or $15.53 per Boe, from 2015 LOE of $39.8 million, or $16.26 per Boe.  Excluding share-based compensation, total LOE per Boe decreased four percent to $15.42 per Boe, as compared to the first six months of 2015 LOE per Boe of $16.11 per Boe.  Approximately $9.3 million of the total $10.3 million decrease was attributable to the decrease in operating costs due to property sales.  Total production taxes decreased by $4.9 million, or forty percent, to $7.4 million (fourteen percent of revenue) as compared to $12.3 million (fourteen percent of revenue), and decreased on a Boe basis to $3.89 per Boe in 2016 from $5.02 per Boe in 2015.

For the second quarter of 2016, depletion, depreciation, amortization and accretion (“DD&A”) expenses decreased 59 percent to $10.9 million as compared to the second quarter of 2015 DD&A expenses of $26.6 million.  DD&A expenses also decreased on a Boe basis to $10.06 per Boe in 2016 from $21.61 per Boe in 2015 due to a decrease in the 2016 amortization base resulting from the $543 million in ceiling test impairments recorded during the period from April 1, 2015, through March 31, 2016, and a reduction in future development costs as a result of lower commodity prices.

For the first six months of 2016, DD&A expenses decreased 64 percent to $21.2 million as compared to the first six months of 2015 expenses of $58.5 million.  DD&A expenses also decreased on a Boe basis to $11.17 per Boe in 2016 from $23.92 per Boe in 2015.  The reason for the six month decrease was substantially the same as that discussed for the quarterly decrease.

Pursuant to full cost accounting rules, we perform a ceiling test each quarter on our proved oil and gas assets.  No impairment was recorded during the three months ended June 30, 2016, however, we recorded a $58 million non-cash impairment of the carrying value of our proved oil and gas properties during the six months ended June 30, 2016, as a result of the ceiling test limitation.  This compares to the $210 million and $430 million non-cash impairments for the three and six months ended June 30, 2015, respectively.

General and Administrative Expense:  Resolute’s general and administrative (“G&A”) expenses remained flat at $7.5 million during the second quarter of 2016, as compared to $7.5 million during the same period in 2015. On a unit-of-production basis, general and administrative expenses increased 14 percent. Cash-based general and administrative expense for the second quarter of 2016 was $6.2 million or $5.74 per Boe compared to $4.8 million, or $3.87 per Boe in the comparable 2015 period.  The increase primarily resulted from approximately $1.0 million in reduced corporate overhead reimbursements due to property sales and $0.4 million in professional fees related to the previously announced termination of the potential senior notes exchange.  Share-based compensation expense, a non-cash item, represented $1.3 million for the second quarter of 2016 and $2.7 million for the second quarter of 2015.

For the first six months of 2016, general and administrative expenses increased to $16.5 million, as compared to $14.8 million during 2015. The $1.7 million, or 11 percent, increase primarily resulted from reduced corporate overhead reimbursements due to property sales. Cash-based G&A expense for the first half of 2016 was $13.0 million or $6.82 per Boe, compared to $9.2 million, or $3.78 per Boe in the comparable 2015 period.  Share-based compensation expense represented $3.5 million for the first six months of 2016 and $5.6 million for the first six months of 2015.

Cash-settled Incentive Awards:  Cash-settled incentive award expenses increased to $1.4 million during 2016 as compared to $0.3 million in the second quarter of 2015.  On a per-unit basis, cash-settled incentive award expense was $1.33 per Boe in 2016 as compared to $0.28 per Boe in 2015.  For the six months ended June 30, 2016, cash-settled incentive award expenses increased to $2.2 million as compared to $0.3 million for the six months ended June 30, 2015.  On a per-unit basis, cash-settled incentive expense was $1.18 per Boe in 2016 as compared to $0.14 per Boe in 2015.  The 2016 increase in expense is a result of the grant of time- and performance-based restricted cash awards as well as cash-settled stock appreciation rights under the long-term incentive program.  The time-based awards will vest and be expensed ratably over three years.  The performance-based awards and the stock appreciation rights will vest ratably over three years but their fair value will be re-measured at each period end over their ten-year life.

Capital Expenditures:  During the quarter ended June 30, 2016, Resolute incurred oil and gas related capital expenditures of approximately $34.3 million, excluding capitalized interest of $0.7 million.  During the first six months of 2016, Resolute incurred oil and gas related capital expenditures of approximately $63.3 million, excluding capitalized interest of $1.1 million.  These capital investments were directed principally toward drilling and completion projects in the Permian Basin.

Liquidity and Capital Resources: Outstanding indebtedness of $558.3 million at June 30, 2016, consisted of $30 million in revolving credit facility debt, $128.3 million of the second lien term loan and $400 million of senior notes, compared to total indebtedness of $759.1 million at June 30, 2015, a reduction of $200.8 million.  As of June 30, 2016, the borrowing base under our revolving credit facility was $105 million.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Oil	$33,483	$43,539	$51,278	$79,883
Gas	1,210	3,416	2,188	7,230
Natural gas liquids	697	1,441	926	2,416
Total revenue	35,390	48,396	54,392	89,529
Operating expenses:
Lease operating	15,689	19,416	29,506	39,772
Production and ad valorem taxes	4,248	6,396	7,390	12,286
Depletion, depreciation, amortization, and asset retirement obligation accretion	10,865	26,602	21,226	58,514
Impairment of proved oil and gas properties	—	210,000	58,000	430,000
General and administrative	7,530	7,530	16,498	14,841
Cash-settled incentive awards	1,435	347	2,233	347
Total operating expenses	39,767	270,291	134,853	555,760
Loss from operations	(4,377)	(221,895)	(80,461)	(466,231)
Other income (expense):
Interest expense, net	(12,983)	(15,854)	(26,058)	(27,011)
Commodity derivative instruments gain (loss)	(19,552)	(21,266)	(15,711)	3,644
Other income (expense)	6	(92)	12	(85)
Total other expense	(32,529)	(37,212)	(41,757)	(23,452)
Loss before income taxes	(36,906)	(259,107)	(122,218)	(489,683)
Income tax benefit (expense)	—	—	—	22,354
Net loss	$(36,906)	$(259,107)	$(122,218)	$(467,329)
Net loss per common share:
Basic and diluted	$(2.44)	$(17.30)	$(8.10)	$(31.30)
Weighted average common shares outstanding:
Basic and diluted	15,155	14,965	15,096	14,922

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used.  Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties.  Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)
Net loss	$(36,906)	$(259,107)	$(122,218)	$(467,329)
Adjustments:
Interest expense, net	12,983	15,854	26,058	27,011
Income tax (benefit) loss	—	—	—	(22,354)
Depletion, depreciation, amortization and asset retirement obligation accretion	10,865	26,602	21,226	58,514
Impairment of proved oil and gas properties	—	210,000	58,000	430,000
Stock-based compensation	1,409	2,929	3,733	5,962
Mark-to-market loss	40,096	39,254	64,003	38,534
Total adjustments	65,353	294,639	173,020	537,667
Adjusted EBITDA	$28,447	$35,532	$50,802	$70,338

Earnings Call Information

Resolute will host an investor call on August 9, 2016, at 4:30 PM ET. To participate in the call please dial (888) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada.  The conference call I.D. number is 10090698. Participants should dial in five to ten minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through August 19, 2016, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from outside the U.S.  The conference call I.D. number is 10090698.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Such forward looking statements include statements regarding our production and cost guidance for 2016; anticipated capital expenditures in 2016 and the sources of such funding; anticipated drilling program for the remainder of 2016 and 2017; our projected outstanding debt balance under our revolving credit facility as of year end 2016; our expectations regarding our development activities and drilling plans; anticipated lease operating expenses, production taxes, general and administrative expenses, and depletion, depreciation and amortization rates; anticipated proved reserve additions, rates of return, cash margins, net asset values and PV-10 values of our projects; our financial condition and management of the Company in the current commodity price environment; liquidity and capital availability to pursue future drilling programs and development; future financial and operating results; future production, production exit rates, reserve growth and decline rates; future revenues by product; estimates of original oil in place, resource potential, production rates, decline rates and estimated ultimate recoveries of oil and gas

(EUR); our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, and the drilling costs associated with such projects; and the prospectivity of our properties and acreage.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others:  currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; cyber security risks; and the risks associated with potential NYSE delisting.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.

Production rates, including 24-hour, 30-day peak IP rates and 90-day peak IP rates, for both our wells and for wells that are operated by others are limited data points in each well’s productive history.  Also, different operators have different operating philosophies, particularly early in the life of a well.  The way we calculate and report peak IP rates and the methodologies used by others may not be consistent, thus the values reported may not be directly and meaningfully comparable.  As a result, these metrics may not be indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose.  Lateral lengths described in this release are indicative only.  Actual completed lateral lengths depend on various considerations such as lease-line offsets.  Finally, reserve estimates mentioned in this release were prepared internally using price and cost assumptions and methodologies that are different from what would be required if prepared in accordance with guidelines established by the Securities and Exchange Commission for the estimation of proved reserves, and such reserve estimates do not include probable and possible reserves.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities.  Resolute’s properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

The Company periodically provides supplemental information by posting presentations and other material on the Company website at www.resoluteenergy.com.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com